CREDIT SUISSE GROUP
                            DIAMOND ACQUISITION CORP.



                                MERGER AGREEMENT
                                LETTER AMENDMENT




                                                              October 6, 2000



Donaldson, Lufkin & Jenrette, Inc.
277 Park Avenue
New York, New York 10172

Ladies and Gentlemen:

                  We refer to the Agreement and Plan of Merger (the "Merger Agreement") dated as of August 30, 2000 among Credit Suisse Group, Diamond Acquisition Corp. and Donaldson, Lufkin & Jenrette, Inc. Capitalized terms used but not otherwise defined herein shall have the respective meanings given such terms in the Merger Agreement.

                  1. Parent, Purchaser and the Company hereby agree to amend the Merger Agreement in accordance with Section 9.04 of the Merger Agreement to provide that the payment for Shares occur on November 3, 2000 subject only to the satisfaction of the conditions with respect to expiration of the waiting period under the HSR Act, receipt of clearance under the EC Merger Regulation, compliance with covenants in all material respects, the absence of an order or injunction, and satisfaction or waiver of the conditions to closing under the Stock Purchase Agreement, as follows:

                  (a) Section 2.01(a) of the Merger Agreement shall be amended to insert the following sentence after the fifth sentence thereof:

                  "Notwithstanding the foregoing, Parent and Purchaser may extend the expiration date of the Offer scheduled under Section 2.01 of the Merger Agreement to 12:00 midnight, New York City time, on November 2, 2000, and Parent and Purchaser agree that Purchaser shall accept for payment Shares tendered pursuant to the Offer on the later of (i) November 3, 2000 and (ii) satisfaction of each of the conditions set forth in Annex A hereto."

                  (b) Sections (ii)(a) and (ii)(b) of Annex A to the Merger Agreement shall be amended and restated as follows:

                  (i) "(a) any Material Adverse Effect on the Company shall have occurred as of 5:00 p.m., New York City time, on October 6, 2000;" and


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                  (ii) "(b) any representation or warranty of the Company in the
Agreement shall not be true and correct as of 5:00 p.m., New York City time, on October 6, 2000 except where the failure of such representation or warranty to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth herein) would not have a Material Adverse Effect on the Company;".

                  2. Promptly after 5:00 p.m., New York City time, on October 6, 2000, the Company shall deliver to Parent and Purchaser a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company in form and substance reasonably satisfactory to Parent certifying that:

                  (a) no Material Adverse Effect on the Company has occurred as of 5:00 p.m., New York City time, on October 6, 2000;

                  (b) the representations and warranties of the Company in the Merger Agreement are true and correct as of 5:00 p.m., New York City time, on October 6, 2000 except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth herein) would not have a Material Adverse Effect on the Company; and

                  (c) the Company has performed, in all material respects, all material obligations and complied, in all material respects, with all material agreements and covenants of the Company to be performed or complied with by it under the Merger Agreement on or prior to 5:00 p.m., New York City time, on October 6, 2000.

                  Parent and Purchaser hereby agree that, following the commencement of the transfers contemplated by paragraph 3 hereof, the amendment set forth in paragraph 1(b) hereof shall become effective, and following such time and their receipt of the foregoing certificate, for all purposes under the Merger Agreement (including, without limitation, Section 9.01(c) of the Merger Agreement) the conditions set forth in Sections (ii)(a) and (ii)(b) of Annex A to the Merger Agreement will be deemed satisfied, and the condition set forth in Section (ii)(c) of Annex A to the Merger Agreement will be deemed satisfied with respect to the period on or prior to 5:00 p.m., New York City time, on October 6, 2000.

                  3. Subject to the parties not receiving a formal request for additional information or documents under the HSR Act prior to 5:00 p.m., New York City time, on October 6, 2000, in anticipation of the expected completion of the Offer and the Merger, Parent, Purchaser and the Company hereby agree that commencing immediately following the close of business on October 6, 2000 (a)(i) the Company shall transfer to Credit Suisse First Boston Corporation ("CSFBC") or any other designee of Parent for fair market value (as mutually agreed by CSFBC and the Company) the consolidated proprietary institutional equities portfolio and the consolidated proprietary fixed income portfolio (other than the high yield, derivatives, mortgage whole loan and bank loan portfolios) of the Company and (ii) CSFBC will transfer to the Company or any designee of the Company for fair market value (as mutually agreed by CSFBC and the Company) the proprietary high yield portfolio of CSFBC, and (b) the Company, Parent and CSFBC shall enter into a master transfer agreement in the form attached hereto as

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Exhibit A pursuant to which each of the Company and Parent shall transfer certain of its and its subsidiaries' employees to the other party or its subsidiaries.

                  4. (a) Parent and Purchaser hereby consent to the Company acquiring and assuming all advances, commitments or other extensions of credit of The Equitable Life Assurance Society of the United States or its affiliates (other than the Company and its subsidiaries), as reflected in Schedule A hereto, under the Amended and Restated Equitable Credit Facility dated as of March 1, 1994 among The Equitable Life Assurance Society of the United States, Equitable Variable Life Insurance Company, the Company, DLJ Investment Inc., DLJ Capital Corporation and DLJ Bridge Finance Inc., as amended to the date hereof (the "Equitable Bridge Facility"), by paying to such parties all principal outstanding, and accrued and unpaid interest thereon, and any fees or other similar amounts due as of the date of such payment under the Equitable Bridge Facility or related credit agreements by 10:00 a.m., New York City time, on November 15, 2000; and (b) the Company shall pay such amounts by 10:00 a.m., New York City time, on November 15, 2000 and agrees that thereafter such facility shall terminate and be of no further force and effect or that The Equitable Life Assurance Society of the United States and its affiliates (other than the Company and its subsidiaries) shall cease to be parties to such facility and shall have no further obligations thereunder. Notwithstanding anything to the contrary in Section 10.04 of the Merger Agreement, the provisions of this paragraph 4 only are intended for the benefit of The Equitable Life Assurance Society of the United States and may be enforced by it.

                  This Letter Amendment shall be governed by and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

                                             CREDIT SUISSE GROUP


                                             By:     /s/  Richard E. Thornburgh
                                                 ------------------------------
                                                 Name:  Richard E. Thornburgh
                                                 Title:  Attorney-in-Fact

                                             By:     /s/  Joseph T. McLaughlin
                                                 ------------------------------
                                                 Name:  Joseph T. McLaughlin
                                                 Title:  Attorney-in-Fact


                                             DIAMOND ACQUISITION CORP.


                                             By:     /s/  David P. Walker
                                                 ------------------------------
                                                 Name:  David P. Walker
                                                 Title:  Vice President




Consented to and acknowledged
as of the above date:


DONALDSON, LUFKIN & JENRETTE, INC.


By:    /s/  A.F. Daddino
    -------------------------------
Name:  Anthony F. Daddino
Title: Executive Vice President
       and Chief Financial Officer



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                                                                      Schedule A



              Loans and Commitments under Equitable Bridge Facility
              -----------------------------------------------------
                                  ($ millions)



                                                  Equitable
                                       Funding       Amount
Funded Entity/Industry                    Date       Funded
----------------------                    ----       ------

UIH Funding, Inc.                       Apr-99       $101.8
   Broadband Communications

Citation Funding, Inc.                  Dec-99         65.8
   Manufacturing-Steel Castings

Tin Funding, Inc. (United Biscuit)      Apr-00        125.2      (UK pound loan)
   Food

Formus Funding, Inc.                    May-00         15.5
   Comm.-European wireless CLEC

Alfa Laval Funding, Inc.                Aug-00         95.9          (EURO loan)
   Manufacturing-Fluid Separation




Commitments as of 9/28/00

Independent Wireless One                              $85.0
   Wireless Communications

                                                                       EXHIBIT A
                                                                       ---------

                            MASTER TRANSFER AGREEMENT
                            -------------------------

                  This Agreement ("Agreement") is made between Credit Suisse Group, a Swiss Aktiengesellschaft ("CSG"), Credit Suisse First Boston Corporation, a Massachusetts Corporation ("CSFBC") and Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation ("DLJ") as of the date hereof to become effective as of the opening of business on October 9, 2000 (the "Effective Date").

                  WHEREAS, CSG, Diamond Acquisition Corp., a Delaware corporation and wholly owned subsidiary of CSG, and DLJ entered into an Agreement and Plan of Merger, dated August 30, 2000 (the "Merger Agreement"); and

                  WHEREAS, CSG and CSFBC wish to transfer the services of certain personnel of CSFBC to DLJ and DLJ wishes to utilize the services of such personnel as of the Effective Date and DLJ wishes to transfer the services of certain personnel of DLJ to CSFBC and CSG and CSFBC wish to utilize the services of such personnel as of the Effective Date, upon the terms set forth herein; and whereas such transfers are believed by CSG, CSFBC, and DLJ to be essential and critical to the effectiveness of the business combination contemplated by the Merger Agreement, because of the business prospects of CSFBC and DLJ including control of risk in the various similar trading books held by DLJ and CSFBC;

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

                  1. Term. The term of this Agreement (the "Term") shall begin on the date hereof and shall run from month to month, subject to termination by either party in accordance with Section 6 hereof.

                  2. Secondment. During the Term, the employees listed on Schedule A (the "CSFBC Employees") shall be transferred by CSG and CSFBC to DLJ and the employees listed on Schedule B (the "DLJ Employees") shall be transferred by DLJ to CSG and CSFBC where they shall be under the direction and supervision of supervisory personnel listed on Schedules A and B and shall perform such services and at such locations as DLJ or CSFBC, respectively, shall require, consistent with the services previously performed by the CSFBC Employees or DLJ Employees at CSFBC or DLJ, respectively, prior to the Effective Time.

                  3. Compensation and Benefits. CSFBC or DLJ, respectively, shall be solely responsible for payment of the CSFBC Employees' or DLJ Employees' compensation and benefits, and the CSFBC Employees or DLJ Employees shall not be entitled to any compensation and benefits from DLJ or CSFBC, respectively, for services performed for DLJ or CSFBC, respectively. CSFBC or DLJ, respectively, shall be solely responsible for the withholding and payment of all taxes and any other sums required to be withheld or paid by an employer pursuant to any and all laws applicable to the rendering of services by the CSFBC Employees or DLJ Employees hereunder, including, without limitation, carrying workers' compensation insurance.

                  4. Fee. DLJ agrees to pay CSFBC a monthly fee for the services to be performed by the CSFBC Employees hereunder promptly upon the submission of a monthly bill therefor by CSFBC, and CSFBC agrees to pay DLJ a monthly fee for the services to be performed by the DLJ Employees hereunder promptly upon the submission of a monthly bill therefor by DLJ.

                  5. Indemnity. DLJ agrees to indemnify CSFBC against any cost, expense, damage or liability arising out of or in connection with the performance of any services by the CSFBC Employees hereunder, and CSFBC agrees to indemnify DLJ against any cost, expense, damage or liability arising out of or in connection with the performance of any services by the DLJ Employees hereunder.

                  6. Termination. Either party may terminate this Agreement with respect to all or any specified CSFBC or DLJ Employees only upon written notice to the other.

                  7. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the law of New York without reference to rules relating to conflict of law.

                  8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.


                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of October 9, 2000.


                                          CREDIT SUISSE GROUP

                                          By:
                                             -----------------------------------
                                          Title:
                                                --------------------------------


                                          By:
                                             -----------------------------------
                                          Title:
                                                --------------------------------


                                          CREDIT SUISSE FIRST BOSTON CORPORATION

                                          By:
                                             -----------------------------------
                                          Title:
                                                --------------------------------


                                          DONALDSON, LUFKIN & JENRETTE, INC.

                                          By:
                                             -----------------------------------
                                          Title:
                                                --------------------------------


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                                                                      SCHEDULE A

                             CSG and CSFBC Employees
                             -----------------------

                                                                      SCHEDULE B


                                  DLJ Employees
                                  -------------